Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2008, by and between Barrington Broadcasting Group LLC, a Delaware limited liability company (together with its wholly-owned operating subsidiaries being referred to herein collectively as the “Company”), and Mary Flodin, an individual (the “Employee”).

RECITALS

WHEREAS, the Employee currently serves as the Vice President of the Company and is directly responsible for the success, operations, customer relationships, and business strategy of the Company.

WHEREAS, the parties recognize and agree that the terms and conditions set forth in this Agreement, including the restrictive covenants set forth in Section 1.6 below, are critical to the successful operation of the Company.

WHEREAS, the Company desires to continue the employment of the Employee as its Vice President, and the Employee desires to accept this offer of employment, effective as of the Effective Date.

WHEREAS, the Company and the Employee have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which the Employee shall be employed by the Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.
TERMS OF EMPLOYMENT

1.1          Employment and Acceptance.

(a)   Employment and Acceptance.  On and subject to the terms and conditions of this Agreement, the Company shall employ the Employee and the Employee hereby accepts such employment. The term of the Employee’s employment pursuant to this Agreement (the “Term”) shall commence on January 1, 2008 (the “Effective Date”) and shall have a term of three years, unless sooner terminated as hereinafter provided.  The Term shall be extended only through the execution, by both parties, of a written amendment to this Agreement, in which case references to the Term shall refer to the Term as so amended.

(b)   Responsibilities and Duties. The Employee shall serve as the Vice President of the Company during the Term, subject to any change or changes in title on which the parties shall mutually agree.  The Employee’s duties as Vice President shall consist of such duties and responsibilities as are consistent with the Employee’s position, including but not be limited to, (i) continuing as the principal accounting officer of the Company’s Business, (ii) supervising all senior accounting personnel of the Company, (iii) maintaining the financial books and records of the Company’s business, and (iv) coordinating the preparation of annual budgets and business plans, monthly, quarterly and annual financial reports.

(c)   Authority. The Employee shall have the authority perform such acts as are necessary or advisable to fulfill the duties as set forth in Section 1.1(b) hereof and shall have such additional powers at the Company as may from time to time be prescribed by the Chief Financial Officer, Robert B. Sherman or such other person as the Board may designate.  Notwithstanding anything herein to the contrary, the Employee shall not hire or fire any executive officer reporting to Employee without the approval of the Board and the Chief Executive Officer.

(d)   Reporting. The Employee shall report directly to the Chief Financial Officer, or such other person or persons as may be designated by the Board.

(e)   Performance of Duties. With respect to her duties hereunder, at all times, the Employee shall be subject to the instructions, control, and direction of the Board, and act in accordance with the Company’s Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that the Employee is aware that such documents conflict with applicable law. The Employee shall devote her business time, attention and ability to serving the Company on an exclusive and full-time basis as aforesaid, consistent with the Employee’s past practice and as the Board may reasonably require, except during holidays, vacations, illness or accident, or as may be otherwise approved from time to time by the Board in writing.  Notwithstanding the above and upon written approval by Robert B. Sherman, or such other person as the Board may designate, and the Chief Executive Officer, the Employee shall be permitted to accept positions on the board of directors of outside companies and will be permitted to attend to the requisite duties of such positions during working hours.  Set forth on Schedule A hereto is a list of any such appointments or arrangements which are in effect on the date hereof.  The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company.

1.2          Compensation.

(a)   Annual Salary. The Employee shall receive an annual salary of for each year of the Term (the “Annual Salary”). For 2008, the Annual Salary shall be $155,000. The Annual Salary shall be payable on a bi-weekly basis or such other payment schedule as used by the Company for its senior level employees from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with the Company’s practices.  The Annual Salary payable to the Employee will be reviewed annually by the Board.

(b)   Annual Bonuses. For each full fiscal year during the Term, the Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) in such amount as shall be determined by the Board based principally on the extent to which the Company meets the applicable financial targets (“Bonus Targets”) established by the Board from time to time.  The Employee shall consult with the Board to develop such Bonus Targets by no later than January 15th of each fiscal year for the current fiscal year; provided, however, that with respect to the Bonus Targets for fiscal year 2008, the Employee shall consult with the Board and the Board shall deliver to the Employee a copy of the Company’s 2008 fiscal year bonus plan which shall be applicable to the Employee, which bonus plan shall be in the form of Exhibit A hereto.  Bonus plans for future fiscal years, including the bonus amounts and the methodology for determining such bonus amounts, shall be substantially similar to the Company’s 2008 fiscal year bonus plan.  All earned Annual Bonuses shall be paid not later than 2 ½ months following the end of the fiscal year to which the Annual Bonus relates.

(c)           Expenses.  The Employee shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by the Employee in the performance of the Employee’s duties during the Term in accordance with the Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as the Company may require.  The Company may revise such policies from time to time at its discretion. The Employee shall also be reimbursed for $550 per month for automobile expenses and 100% of the group insurance premium for health and dental insurance, all consistent with past practice.  In no event shall the Employee’s expenses be reimbursed after the end of the calendar year following the calendar year in which the expenses were incurred by the Employee.  The Employee must submit all reimbursement requests within 90 days after the expense is incurred.

1.3          Benefits.  The Employee shall be entitled to fully participate in all benefit plans that are in place and available to senior level employees of the Company from time to time, including, without limitation, medical, dental, long-term disability and life insurance, subject to the general eligibility, participation and other provisions set forth in such plans.

1.4          Vacation.  During the Term, the Employee shall be entitled to paid vacation time per calendar year consistent with past practice, so long as such vacation time does not interfere with her ability to properly perform her duties as Vice President of the Company. Vacation time does not accrue nor vest, nor is the amount allowed dependent on seniority.

1.5          Termination of Employment.

(a)   Termination for Cause.  The Company may terminate the Employee’s employment at any time for Cause, without any requirement of a notice period and without payment of any compensation of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice).  In the event of a for Cause termination, the Employee shall not be entitled to any severance benefits or payments (other than those required under subsection (g) hereof).

(b)   Permanent Incapacity.  In the event of the Permanent Incapacity of the Employee, her employment may thereupon be terminated by the Company without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of the Employee’s termination pursuant to this subsection, subject to Section 2.10 hereof, the Company shall pay or cause to be paid to the Employee (i) the amounts prescribed by subsection (g) below through the date of Permanent Incapacity), (ii) an amount equal to Executive’s Annual Bonus for the year in which Permanent Incapacity occurs, prorated for the partial fiscal year during which Executive worked and calculated based upon the Company’s performance for the full fiscal year in which the Permanent Incapacity occurs and (iii) the amounts specified in any benefit and insurance plans applicable to the Employee as being payable in the event of the permanent incapacity or disability of the Employee, such sums to be paid in accordance with the provisions of those plans as then in effect. Any prorated Annual Bonus amount (to the extent the Board determines that the bonus targets have been achieved) payable under this subsection shall be paid after calculation of the applicable bonus amount and paid in a lump sum cash payment within 2 ½ months following the end of the fiscal year in which the Annual Bonus relates; provided that, if the Annual Bonus is subject to a deferral election under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A, the Annual Bonus will be paid in accordance with the terms of such plan.  Any right of the Employee to payment pursuant to this subsection shall be contingent on the Employee’s satisfaction of the release requirement in Section 1.5(i) upon payment of the amounts set forth in this subsection. Upon payment of the amounts set forth in this subsection, the Employee shall not be entitled to any severance benefits or payments (other than those required under subsection (g) hereof).

(c)   Death.  If the Employee’s employment is terminated by reason of the Employee’s death, the Employee’s beneficiaries or estate will be entitled to receive and the Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by subsection (g) below through the date of death, (ii) an amount equal to the Employee’s Annual Bonus for the year in which death occurs, prorated for the partial fiscal year during which the Employee worked and calculated based upon the Company’s performance for the full fiscal year in which the Death occurs, and (iii) the amounts specified in any benefit and insurance plans applicable to the Employee as being payable in the event of the death of the Employee, such sums to be paid in accordance with the provisions of those plans as then in effect.  Any prorated Annual Bonus amount payable under this subsection shall be paid after calculation of the applicable bonus amount (to the extent the Board determines that the Bonus Targets have been achieved) and paid in a lump sum cash payment within 2 ½ months following the end of the fiscal year in which the Annual Bonus relates. Any right of the Employee’s beneficiaries or estate to payment pursuant to this subsection shall be contingent on the beneficiaries; or estate’s satisfaction of the release requirement in Section 1.5(i).  Upon payment of the amounts set forth in this subsection, the Employee’s beneficiaries or estate shall not be entitled to any severance benefits or payments (other than those required under subsection (g) hereof).

(d)   Termination by Employee. The Employee may terminate her employment with the Company upon giving 30 days’ written notice or such shorter period of notice as the Company may accept.  If the Employee resigns for Good Reason, the Employee shall receive the severance benefits required under subsection (e) or (f) hereof, as the case may be. If the Employee resigns for any reason not constituting Good Reason, the Employee shall not be entitled to any severance benefits (other than those required under subsection (g) hereof).

(e)   Termination without Cause or by the Employee for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive, a lump sum payment equal to the greater of: (x) $155,000 or (y) an amount equal to her then current Annual Salary.  The payment described in this subsection is the only severance payment or payment in lieu of notice that the Employee will be entitled to receive under this Agreement (other than payments due under subsection (g) hereof) in the event of the termination of her employment on the basis contemplated in this paragraph.  Any payment pursuant to this subsection shall be paid, subject to Section 2.10 hereof, within 2 ½ months of employment with the Company.  Any right of the Employee to payment pursuant to this subsection shall be contingent on the Employee’s satisfaction of the release requirement in Section 1.5(i).

(f)    Termination without Cause or by the Employee for Good Reason after a Change of Control. Notwithstanding any provision of Section 1.5(e) to the contrary and without duplication of any payment made pursuant to Section 1.5(e), if, during the one year period following a Change of Control, the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, the Company shall pay to the Employee, by way of lump sum payment equal to the greater of: (x) $155,000 or (y) an amount equal to her then current Annual Salary.  The payment described in this subsection is the only severance payment or payment in lieu of notice that the Employee will be entitled to receive under this Agreement (other than payments due under subsection (g) hereof) in the event of the termination of her employment on the basis contemplated in this paragraph.  Any payment pursuant to this subsection shall be paid, subject to Section 2.10 hereof, within 2 ½ months of employment with the Company.  Any right of the Employee to payment pursuant to this subsection shall be contingent on the Employee’s satisfaction of the release requirement in Section 1.5(i).

(g)   Earned Salary and Un-reimbursed Expenses.  In the event that any portion of the Employee’s Annual Salary has been earned but not paid or any reimbursable expenses have been incurred by the Employee but not reimbursed, in each case to the date of termination of her employment, such amounts shall be paid to the Employee within 30 days following such date of termination.

(h)   Statutory Deductions. All payments required to be made to the Employee, her beneficiaries, or her estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation.  The Employee shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation).  Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither the Company nor its employees, directors, or their agents shall have any obligation to hold the Employee harmless from any or all of such taxes or associated interest or penalties.

(i)    Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and the Employee acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which she would otherwise be entitled under statute, pursuant to common law or otherwise in the event that her employment is terminated pursuant to or as contemplated in this Section 1.5.  The parties further agree that upon any termination of the employment of the Employee as contemplated in this Section and the payment to the Employee or her estate, as the case may be, of the amounts contemplated therein, as well as any expenses which the Employee is entitled to have reimbursed as contemplated above, the Employee shall:

(i)    have no action, cause of action, claim or demand of any nature or kind whatsoever against the Company or against any other person as a consequence of, in respect of or in connection with this Agreement or such termination of the Employee’s employment; and

(ii)   as a condition of the right to receive benefits pursuant to this Section 1.5, the Employee or her estate, as applicable, shall execute within 50 days of the Employee’s termination of employment (and not revoke) a general release of all claims in customary form.

(j)    Return of Property. Upon any termination of the Employee’s employment by the Employee or by the Company as contemplated above in this Section 1.5, the Employee or the Employee’s estate shall at once deliver or cause to be delivered to the Company all books, documents, effects, money, securities, credit cards or other property belonging to the Company or for which the Company is liable to others which are in the possession, charge, control or custody of the Employee.

1.6          Restrictive Covenants.

(a)   Non-competition. The Employee recognizes and acknowledges that her services to the Company are of a special, unique and extraordinary nature that cannot easily be duplicated.  Further, the Company has and will expend substantial resources to promote such services and develop the Company’s Proprietary Information.  Accordingly, in order to protect the Company from unfair competition and to protect the Company’s Proprietary Information, the Employee agrees that, at all times during the Restricted Period, the Employee shall not, directly or indirectly (i) perform or provide managerial or employee services on behalf of any Person which is engaged in the ownership and /or operation of television stations  that directly or indirectly compete with the Company’s Business within the television markets then operated by the Company; or (ii) have any interest in any business that competes with the Company’s Business; provided that this provision shall not apply to the Employee’s ownership or acquisition, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such issuer.

(b)   Confidential Information. The Employee recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the

Company’s Business.  In order to obtain and/or maintain access to the Proprietary Information, which Employee acknowledges is essential to the performance of her duties under this Agreement, the Employee agrees that, except with respect to those duties assigned to him by the Company, the Employee: (i) shall hold in confidence all Proprietary Information; (ii) shall not reproduce, use, distribute, disclose, or otherwise misappropriate any Proprietary Information, in whole or in part; (iii) shall take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information; and (iv) shall not make use of any such Proprietary Information for the Employee’s own purposes or for the benefit of any person, business or legal entity (except the Company) under any circumstances; provided that the Employee may disclose such Proprietary Information to the extent required by law; provided, further that, prior to any such disclosure, (A) the Employee delivers to the Company written notice of such proposed disclosure, together with an opinion of counsel regarding the determination that such disclosure is required by law and (B) the Employee provides an opportunity to contest such disclosure to the Company.  The provisions of this subsection will apply to Trade Secrets for as long as the applicable information remains a Trade Secret and to Confidential Information.

(c)   Nonsolicitation of Employees and Customers. At all times during the Restricted Period, the Employee shall not, directly or indirectly, for himself or for any other Person: (i) solicit, recruit or attempt to solicit or recruit any employee of the Company to leave the Company’s employment; or (ii) solicit or attempt to solicit any of the actual or targeted prospective customers or clients of the Company with whom the Employee had material contact or about whom the Employee learned Confidential Information on behalf of any Person in connection with any business that competes with the Company’s Business.

(d)   Ownership of Developments. All Work Product shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Employee may have in such Work Product.  Upon the request of the Company, the Employee shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(e)   Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Employee or otherwise coming into the Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Employee’s employment hereunder or on the Company’s request at any time.

(f)    Acknowledgment by the Employee. The Employee acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.6 are reasonably necessary to protect the legitimate business interests of the Company; (ii) the restrictions contained in this  Section 1.6 (including, without limitation, the length of the term of the provisions of this  Section 1.6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) the Employee’s entry into this Agreement and, specifically this

Section 1.6, is a material inducement and required condition to the Company’s entry into this Agreement. The Employee further acknowledges and confirms that her full and faithful observance of each of the covenants contained in this Section 1.6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair her ability to obtain employment commensurate with her abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of her family and the satisfaction of the needs of her creditors.  The Employee acknowledges and confirms that her special knowledge of the business of the Company is such as would cause the Company serious injury or loss if she were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 1.6. The Employee further acknowledges that the restrictions contained in this Section 1.6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

(g)   Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(h)   Survival. The provisions of this Section 1.6 shall survive the termination of this Agreement.

(i)    Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in this Section 1.6 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 1.6 by the Employee or any of her Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

(j)    Termination by the Company without Cause, by the Employee for Good Reason. The provisions of Sections 1.6(a) and (c) shall not apply to the Employee in the event of (a) the termination of the Employee’s employment by the Company without Cause or (b) the termination of the Employee’s employment by the Employee for Good Reason.

1.7          Definitions.  The following capitalized terms used herein shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean this Agreement, as amended from time to time.

“Annual Salary” shall have the meaning specified in Section 1.2(a).

“Annual Bonus” shall have the meaning specified in Section 1.2(b).

“Board” shall mean the Board of Directors of the Company.

“Bonus Targets” shall have the meaning specified in Section 1.2(b).

“Cause” shall mean the Employee’s (a) willful misconduct which is materially detrimental to the Company and which continues for 30 days after notice thereof from the Board, (b) breach of fiduciary duty involving personal profit, (c) intentional failure to perform stated duties which is materially detrimental to the Company and which continues for 30 days after notice thereof from the Board, (d) conviction or please of nolo contendere for a felony, or (e) material breach of the Agreement.

“Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

                (a)           any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (hereinafter in this definition, “Person”)), other than Pilot Group LP (the “Partnership”), or an Affiliate of the Partnership, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Company’s parent company, representing more than 50% of the combined voting power of the Company’s or such parent company’s then outstanding securities;

                (b)           the Company’s members or the members of its parent company approve a merger, consolidation or other business combination (a “Business Combination”), other than a Business Combination in which the holders of the equity securities of the Company or its parent company immediately prior to the Business Combination have substantially the same proportionate ownership of the equity securities of the applicable surviving company immediately after the Business Combination;

                (c)           the Company’s members or the members of its parent company approve either (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets or the assets of its parent company to any entity that is not an Affiliate of the Company, or (ii) a plan of complete liquidation of the Company or its parent company; or

                (d)           the persons who were members of the Board immediately before a merger, consolidation or contested election, or before any combination of such transactions, cease to constitute a majority of the members of the Board as a result of such transaction or transactions.

 “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

“Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to the Company to the extent provided under Section 2.6 and (ii) for purposes of Section 1.7, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during any of the time periods described in Section 1.7 and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described in Section 1.7.

“Company’s Business” shall mean the business of owning and operating broadcast television stations in any markets in which the Company has station assets.

“Confidential Information” shall mean any information belonging to or licensed to the Company, regardless of form, other than Trade Secrets, which is valuable to the Company and not generally known to competitors of the Company, including, without limitation, all online research and marketing data and other analytic data based upon or derived from such online research and marketing data.

“Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Employee in writing or cured by the Company within a reasonable period of time, not to exceed 30 days, after the Employee provides written notice within 60 days of the initial existence of one or more of the following events:  (i) the requirement that the Employee’s principal employee function be performed more than 50 miles from the Employee’s primary office as of the Effective Date hereof; (ii) a material reduction in the Employee’s Annual Salary as the same may be increased from time to time; (iii) a material breach of the Agreement by the Company; (iv) a material diminution or reduction in the Employee’s responsibilities, duties or authority, including reporting responsibilities in connection with her employment with the Company; (v) the Company requires the Employee to take any action which would violate any federal or state law and such violation would materially and demonstrably damage or the Employee; or (vi) a material breach of the Parent’s operating agreement by the Parent or the Parent’s managing member with respect to any obligation or duty owed to the Employee which breach has a material adverse effect on the Employee. Good Reason shall not exist unless the Employee separates from service within 180 days following the initial existence of the condition or conditions that the Company has failed to cure.

 “Permanent Incapacity” shall mean a physical or mental illness or injury of a permanent nature which prevents the Employee from performing her essential duties and other services for which she is employed by the Company under this Agreement for a period of 90 or more continuous days or 90 or more non-continuous days within a 120 day period, as verified and confirmed by written medical evidence reasonably satisfactory to the Board.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Proprietary Information” shall mean the Trade Secrets, the Confidential Information and all physical embodiments thereof, as they may exist from time to time.

“Restricted Period” shall mean the period beginning on the Date hereof and ending on the eighteen month anniversary of the later of (i) the expiration or the termination, as the case may be, of the Term or (ii) termination of the Employee’s employment with the Company.

“Term” shall have the meaning specified in Section 1.1(a).

“Trade Secrets” means information belonging to or licensed to the Company, regardless of form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, financial, marketing or other business plan, lists of actual or potential customers or suppliers, or any other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

“Work Product” means all copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Employee during the course of performing work for the Company or its clients and relating to the Company’s business.

ARTICLE 2.
MISCELLANEOUS PROVISIONS

2.1          Further Assurances.  Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.2          Notices.  All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) facsimile transmission (following with hard copies to be sent by prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing.  All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change her address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

If to the Company:

Barrington Broadcasting Group LLC
c/o Pilot Group LP

75 Rockefeller center – 23rd Floor

New York, NY 10019

Attention:  Paul M. McNicol
Facsimile No.:  212-486-2896

with copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Attention.:  Jeffrey J. Pellegrino, Esq.

Facsimile No.:  212-319-4090

If to the Employee:

Ms. Mary Flodin

3129 Applewood Lane

Rockford, IL 61114

2.3          Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.4          Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.5          Governing Law; Jurisdiction and Venue.

(a)   This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b)   Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware.  Each party hereto:

(i)   expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware), in connection with any Legal Proceeding;

(ii)   agrees that service of any process, summons, notice or document by U.S. mail addressed to such party at the address set forth in Section 2.3 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding;

(iii)   agrees that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

(iv)   agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim by any party hereto that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

2.6          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any).  The Employee shall not assign this Agreement or any of her rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the Company.

2.7          Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

2.8          Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

2.9          Code Section 409A Compliance.  To the extent amounts or benefits that become payable under this Agreement on account of the Employee’s termination of employment (other than by reason of the Employee’s death) constitute a distribution under “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), the Employee’s termination of employment shall be deemed to occur on the date that the Employee incurs a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h).  If at the time of the Employee’s separation from service, the Employee is a “specified employee” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Employee’s separation from service and the Company shall then pay the Employee, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following the Employee’s separation from service had the Employee not been a specified employee.  Thereafter, the Company shall pay Employee any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph.

2.10        Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.11        Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

2.12        Parties in Interest.  Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.13        Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the parties relating to the subject matter hereof.

2.14        Construction.

(a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)   As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)   Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)   All fractions, quotients and the product of any other computations contemplated in this Agreement shall be rounded to the fourth decimal point.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

THE COMPANY:

BARRINGTON BROADCASTING GROUP LLC

By:	/s/ K. James Yager
	Name:	K. James Yager
	Title:	Chief Executive Officer

THE EMPLOYEE:

/s/ Mary Flodin
MARY FLODIN

EXHIBIT A

2008 BARRINGTON BONUS PLAN

CALCULATION OF BONUS AMOUNTS

The Employee shall be entitled to a cash bonus based upon the Barrington  Performance, but the Board, in its discretion, will have the authority to increase the amount of the bonus earned.  The bonus will be paid within 60 days of the end of the 2008 fiscal year.  The Employee shall be entitled to receive only the non-cumulative Bonus Amount specified below corresponding to the Barrington  Performance achieved.

The 2008 bonus payment, if any, shall be calculated as follows:

Barrington Performance	Bonus Amount
Barrington Broadcast Cash Flow of less than $____________.	$0
Barrington Broadcast Cash Flow greater than $___________and less than $________.	$_______- $_______, prorated depending upon the achievement percentage-wise within the range
Barrington Broadcast Cash Flow greater than $___________and less than $________.	$_______- $_______, prorated depending upon the achievement percentage-wise within the range
Barrington Broadcast Cash Flow greater than $___________and less than $________.	$_______- $_______, prorated depending upon the achievement percentage-wise within the range

Definitions.  The following capitalized terms shall have the following meanings:

“Barrington Performance” means the Barrington Broadcast Cash Flow relative to the Barrington Broadcast Cash Flow Target for the applicable period.

“Barrington Broadcast Cash Flow” means EBITDA (as defined in the Credit Agreement, dated August 11, 2006, among the Company, Bank of America, Wachovia Bank and CIT, as amended from time to time) plus headquarters or corporate expenses for the respective period for which the Barrington Broadcasting Cash Flow is being measured.